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MARC LUMER & COMPANY
Certified Public Accountant


March 17, 2000


Securities and Exchange Commission
450 - 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We have been furnished with a copy of the response to Item 4 on Form 8-K for the event that occurred on March 7, 2000, to be filed by our former client Euro Trade & Forfaiting, Inc. We agree with the statements made in response to that Item, insofar as they relate to our firm.

Very truly yours,

MARC LUMER & COMPANY

/s/ Marc Lumer & Company

Marc Lumer